Exhibit 10.1

SHAREHOLDER LOAN AGREEMENT

THIS SHAREHOLDER LOAN AGREEMENT (this "Agreement") dated this 31st day of March, 2015

BETWEEN:

Scott S Fraser

(the "Shareholder")

OF THE FIRST PART

And

Empowered Products, Inc. of 3367 W. Oquendo Road

(the "Corporation")

OF THE SECOND PART

BACKGROUND:

A.	The Corporation is duly incorporated in the State of Nevada.
B.	The Shareholder holds shares in the Corporation and agrees to loan certain monies (the "Loan") to the Corporation.

IN CONSIDERATION OF the Shareholder providing the Loan to the Corporation, and the Corporation repaying the Loan to the Shareholder, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

Loan Amount & Interest

1.	The Shareholder promises to loan two hundred fifty thousand ($250,000.00) USD, to the Corporation and the Corporation promises to repay this principal amount to the Shareholder, Account Info: To be specified, or at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 2.35 percent per annum, calculated yearly not in advance.

Payment

2.	This Loan will be repaid in 5 consecutive yearly installments of principal and interest on the anniversary date of the execution of this Agreement commencing next year with the balance owing under this Agreement being paid at the end of its term.
3.	At any time while not in default under this Agreement, the Corporation may pay the outstanding balance then owing under this Agreement to the Shareholder without further bonus or penalty.

1

4.	Payments may not be made with any deduction in respect of set off or counterclaim unless confirmed in writing by the Corporation that the Lender may do so.

Default

5.	Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Shareholder may declare the principal amount owing under this Agreement at that time to be immediately due and payable.
6.	If the Corporation defaults in payment as required under this Agreement or after demand for ten (10) days, the Security will be immediately provided to the Shareholder and the Shareholder is granted all rights of repossession as a secured party.
7.	For purposes of this agreement, a default under this Agreement shall mean:
(a)	the Corporation fails to pay any amount due under this Agreement on the due date or on demand, if so payable, which is not remedied within 3 business days;
(b)	any representation or statement made or deemed to be made the Corporation in this Agreement or any other document delivered by or on behalf of the Corporation under or in connection with this Agreement is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
(c)	the Corporation fails to observe or perform any of its obligations under this Agreement or under any undertaking or arrangements entered into in connection therewith;
(d)	a resolution is passed or an order of a court of competent jurisdiction is made that the Corporation be wound up or dissolved;
(e)	a petition for bankruptcy shall have been filed by a third party against the Corporation and such petition has not been lifted within 30 days;
(f)	any of the material assets of the Corporation has been attached and such attachment has not been lifted within 30 days; or
(g)	anything analogous to any of the events specified above occurs under the laws of any applicable jurisdiction.

2

Additional Clauses

8.	The loaned funds will be forwarded to Empowered Products, Inc. 3667 W. Oquendo Rd, Las Vegas, NV 89118-3197 - Capital Expenditures Account at Wells Fargo Bank, N.A. ABA Routing number: •Account number: ..
9.	The Corporation represents and warrants that (i) all necessary corporate and other action has been taken to authorize it to enter into this Agreement and perform the transactions contemplated in it; and (ii) no limit on the borrowing powers of the Corporation or its directors will be exceeded as a result of any drawing made pursuant to this Agreement, and this Agreement when accepted by the Corporation will constitute valid, binding and enforceable obligations on its part.

Security

10.	This Agreement is secured by the following security (the "Security"): Accounts Receivable and Inventory.
11.	The Corporation grants to the Shareholder a security interest in the Security until this Loan is paid in full. The Shareholder will be listed as a lender on the title of the Security whether or not the Shareholder elects to perfect the security interest in the Security.
12.	The Corporation hereby grants to the Shareholder, with full power and authority to exercise all rights and powers granted by the Corporation, a lien upon, and a security interest under the Uniform Commercial Code in effect in the State of Nevada, as from time to time amended, to the extent that the same shall apply, in and to, and hereby collaterally assigns to the Shareholder, all of the Security. The Shareholder is authorized to make such filings desirable to effect the foregoing.

Governing Law

13.	This Agreement will be construed in accordance with and governed by the laws of the State of Nevada.

Costs

14.	All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

Assignment

15.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation may not assign, transfer or encumber all or any part of its rights or obligations under this Agreement without the prior written consent of the Shareholder. The Shareholder may assign, transfer, pledge or otherwise encumber (in whole or in part) all present and future rights and/or obligations under or in connection with this Agreement to any other third party. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.
3

Amendments

16.	This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Shareholder.

Severability

17.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

18.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

Entire Agreement

19.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

[Signature Page to Follow]

4

IN WITNESS WHEREOF, the parties have duly affixed their signatures to this Shareholder Loan Agreement as of the date first noted above.

Empowered Products, Inc.

By: /s/ Kurt Weber
Name: Kurt Weber
Title: Chief of Operations

Shareholder

/s/ Scott S. Fraser
Scott S. Fraser

5

AMORTIZATION SCHEDULE

Date	Payment ($)	Principal Paid ($)	Interest Paid ($)	Total Interest ($)	Balance ($)
Mar 19th, 2016	53,579.58	47,704.58	5,875.00	5,875.00	202,295.42
Mar 19th, 2017	53,579.58	48,825.64	4,753.94	10,628.94	153,469.78
Mar 19th, 2018	53,579.58	49,973.04	3,606.54	14,235.48	103,496.74
Mar 19th, 2019	53,579.58	51,147.41	2,432.17	16,667.66	52,349.34
Mar 19th, 2020	53,579.55	52,349.34	1,230.21	17,897.87	0.00